EXHIBIT 10.32

AMENDMENT DATED AUGUST 24, 2012 TO A CERTAIN AMENDED AND RESTATED COMMISSION AGREEMENT DATED EFFECTIVE DECEMBER 14, 2010 (“ACA”) BY AND AMONG THE TUTTLE AGENCY, INC., SEGUE SEARCH OF NEW JERSEY INC., TUTTLE AGENCY OF NEW JERSEY INC., TUTTLE SPECIALTY SERVICES INC., ROSENTHAL & ROSENTHAL, INC., INTEGRATED CONSULTING GROUP, INC. AND TRI-STATE EMPLOYMENT SERVICES, INC.

WHEREAS, each Company is or has been a corporation engaged in the temporary and permanent placement of employees primarily in the light industrial industry; and

WHEREAS, the parties seek to amend the ACA to reflect certain charges with respect to the Original Commission Agreement and the Amended and Restated Commission Agreement.

NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.	Defined Terms. Unless expressly defined otherwise in this amendment, the defined terms used herein shall have the same meanings as those ascribed in the ACA.
2.	Commission Payments; Benchmark.
a.	The following shall be added at the end of Section 1:

“Notwithstanding the foregoing, from and after April 2, 2012, the commission payable by Integrated shall be as follows: (1) for the period March 26, 2012 through July 19, 2012, the sum of $79,280.16, payable in seven equal consecutive weekly installments of $10,000 and a final weekly installment of $9,280.16, commencing on the date hereof; (ii) 1.5% of Net Sales for the period July 26, 2012 through September 7, 2013; and (iii) 1% of Net Sales for the period September 8, 2013 through September 7, 2019.;  provided that in the event total calendar year Net Sales are less than the Yearly Benchmark, the total commission payable by Integrated in such calendar year shall be calculated as if Net Sales were in the amount of the Yearly Benchmark.  The “Yearly Benchmark” will equal 2012 Net Sales multiplied by .50.

b.  By way of example, if Integrated’s Net Sales for 2012 are $10 million, the Yearly Benchmark applicable to 2013 and each subsequent year will be not less than $5 million such that Integrated’s annual payment obligations for such years will be no less than $5 million multiplied by the applicable percentages set forth in Section 2(a) hereinabove.

3.

Guaranty.  The provisions of the Guaranty in Section 2 of the ACA are hereby amended to provide that all reference to the guaranty of Tri-State shall also include the guaranty (according to Section 2’s terms) of Corporate Resource Services, Inc.

4.	No Changes. Except as expressly modified or changed herein, the ACA remains in full force and unmodified.

THE TUTTLE AGENCY, INC. By: __/s/ Eric Goldstein Its President	INTEGRATED CONSULTING GROUP, INC. By: /s/ Jay H. Schecter Its Chief Executive Officer
SEGUE SEARCH OF NEW JERSEY INC. By: __/s/ Eric Goldstein Its President	As to Section 3 only: TRI-STATE EMPLOYMENT SERVICES, INC. By: /s/ Robert Cassera Its Senior Vice-President
TUTTLE AGENCY OF NEW JERSEY, INC. By: __/s/ Eric Goldstein Its President	CORPORATE RESOURCE SERVICES, INC. By: /s/ Jay H. Schecter Its Chief Executive Officer
TUTTLE SPECIALTY SERVICES INC. By: __/s/ Eric Goldstein Its President
ROSENTHAL & ROSENTHAL, INC. By: /s/ James J. Occhiogrosso Its Executive Vice President